Exhibit 23.1

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Post-Effective Amendment No. 1 to the Registration Statement (Form S-3 No. 333-102351) and related Prospectus of Dendreon Corporation for the registration of $75,000,000 of its common stock and to the incorporation by reference therein of our report dated February 12, 2004 (except for Note 12, as to which the date is February 24, 2004), with respect to the financial statements of Dendreon Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

Ernst & Young LLP

October 7, 2004

Seattle, Washington